EXHIBIT 2


                              CALL OPTION AGREEMENT

         This is a Call Option Agreement (this "Agreement") dated January 20, 2004 by and between Astralis Ltd., a Delaware corporation (the "Corporation") and SkyePharma PLC, a company incorporated under the laws of England and Wales ("SkyePharma").

                                    RECITALS

         WHEREAS, the Corporation and SkyePharma entered into a Purchase Agreement, dated as of December 10, 2001 (the "Purchase Agreement"), pursuant to which SkyePharma purchased 2,000,000 shares of the Corporation's Series A Convertible Preferred Stock, par value $0.001 per share (the "Convertible Preferred Stock"); and

         WHEREAS, the Corporation and SkyePharma have entered into an Omnibus Conversion Agreement, dated as of January 12, 2004 ("Omnibus Conversion Agreement"), pursuant to which SkyePharma agreed to convert the Convertible Preferred Stock on the date hereof upon the closing of a qualifying private placement of the Corporation's securities resulting in gross proceeds of not less than $4 million, subject to the conditions set forth therein, including the execution of this Agreement.

         NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   DEFINITIONS

         As used herein, the terms below shall have the following meanings:

         "Accounting Firm" shall have the meaning provided in Section 2 of this Agreement.

         "Additional Shares" shall mean the 12,500,000 shares of Common Stock representing the difference between the number of shares of Common Stock that SkyePharma would receive if it converted its Convertible Preferred Stock at $1.60 per share and the number of shares of Common Stock that SkyePharma will receive on the date hereof as a result of the conversion of its Convertible Preferred Stock at the conversion price provided in the Omnibus Conversion Agreement, subject to adjustment for stock dividends, subdivisions, reclassifications, recapitalizations, splits, combinations or exchanges of shares which affect all shares of Common Stock.

         "Affiliate" shall mean, with respect to any person, any other person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person. For purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by appointment of directors, by contract or otherwise.

         "Closing Date" shall mean the date hereof.

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         "Common Stock" shall mean the Corporation's common stock, par value
$0.0001 per share.

         "Convertible Preferred Stock" shall have the meaning provided in the recitals to this Agreement.

         "Corporation" shall have the meaning provided in the preamble to this Agreement.

         "Corporation's Call" shall have the meaning provided in Section 1 of this Agreement.

         "Dosing Period" shall mean the period during which a person receives injections of the Corporation's Psoraxine formula for the treatment of psoriasis.

         "Escrow Agent" shall mean American Stock Transfer & Trust Company.

         "Escrow Agreement" shall mean the Escrow Agreement of even date herewith by and among the Corporation, SkyePharma and the Escrow Agent.

         "Follow-Up Period" shall mean the period following the Dosing Period during which a person receiving injections of the Corporation's Psoraxine formula is evaluated for the prevalence of psoriasis.

         "Milestone Event" shall mean the completion of the Dosing Period and Follow-Up Period for the treatment of no fewer than 80 persons in Phase II clinical trials for the Corporation's Psoraxine formula for the treatment of psoriasis (but in no event earlier than July 21, 2004) without regard to results or any qualitative measurements with respect thereto.

         "Omnibus Conversion Agreement" shall have the meaning provide in the recitals to this Agreement.

         "Proportional Adjustment" shall mean a proportionate adjustment made in good faith to the price per share used in calculating the Purchase Price and the number of shares of Common Stock or other securities constituting the Purchase Multiple upon the occurrence of a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares which affects all shares of Common Stock, as described below. The price payable per share after such change shall be adjusted so that the price that shall be payable for the aggregate of the securities or shares (or share or fractional share) that are received or held in respect of one Additional Share upon the effectiveness of such change shall equal the price of one Additional Share prior to such change. The number of shares constituting the Purchase Multiple shall be proportionately increased or decreased by multiplying (a) the Purchase Multiple immediately prior to the effectiveness of such change by (b) the number of the securities or shares (or share or fractional share) that are received or held in respect of one Additional Share upon the effectiveness of such change.

         "Purchase Agreement" shall have the meaning provided in the recitals to this Agreement.

         "Purchase Multiple" shall have the meaning provided in Section 1 of this Agreement.

         "Purchase Price" shall have the meaning provided in Section 1 of this Agreement.

         "SkyePharma" shall have the meaning provided in the preamble to this Agreement.

         Section 1. Call Option.
                    -----------

         Upon achievement of the Milestone Event, if such Milestone Event is achieved prior to the third anniversary of the Closing Date, then until and including such third anniversary of the Closing Date, the Corporation may, but is not obligated to, exercise a right to purchase any or all of the Additional Shares for the Purchase Price (as hereinafter defined) for cash, payable immediately and as a condition precedent to the Corporation's exercise of such right ("Corporation's Call"), subject to the other terms and conditions set forth herein. The Corporation's Call shall be exercisable only in multiples of 2,500,000 Additional Shares (the "Purchase Multiple"). The minimum purchase shall be 1 Purchase Multiple.

         The "Purchase Price" for purposes of the Corporation's Call shall be as follows:

               a. In the event the Corporation's Call is exercised within two years of the Closing Date, the Purchase Price shall be the higher of
          (i) $0.80 per share plus an amount equal to 30% of $0.80 per share per annum from the Closing Date accruing on a non-compounding rate on a quarterly basis or (ii) an aggregate of $16,000,000 (or, if less than all of the Additional Shares are purchased, the amount that would be payable for such Additional Shares on the second anniversary of the Closing Date), subject to the Proportional Adjustment provided in
          Section 2(c) below.

               b. In the event the Corporation's Call is exercised within three years of the Closing Date, but after the second anniversary of the Closing Date, the Purchase Price shall be $0.80 per share plus an amount equal to 30% of $0.80 per share per annum from the Closing Date accruing on a non-compounding rate on a quarterly basis (such Purchase Price not to exceed an aggregate of $19,000,000, subject to the Proportional Adjustment provided in Section 2(c) below).

By way of example, if at any time prior to or on the second anniversary of the Closing Date, 5,000,000 Additional Shares are purchased, the Purchase Price shall be $6,400,000. If at the thirty month anniversary of the Closing Date, 5,000,000 Additional Shares are purchased, the Purchase Price shall be $7,000,000.

         Section 2. Exercise of Corporation's Call.
                    ------------------------------

                 a. In the event the Corporation wishes to exercise the Corporation's Call, it shall provide written notice of exercise to SkyePharma as provided in Section 3 hereof, shall provide written notice of exercise to the Escrow Agent as provided in the Escrow Agreement and shall pay the purchase price in accordance with Section 2(b).

                 b. Upon exercise of the Corporation's Call and delivery by the Escrow Agent to SkyePharma of payment in full for the Additional Shares purchased, SkyePharma shall no longer be deemed to be the owner of such Additional Shares. Such purchase price shall be paid on the date of exercise by wire transfer of immediately available funds in accordance with wire instructions to be provided by SkyePharma.

                 c. If, after the date of this Agreement, the Additional Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares which affects all shares of Common Stock, the Purchase Price and the Purchase Multiple shall be adjusted by a Proportional Adjustment. Upon any Proportional Adjustment, the Corporation shall give written notice at least twenty (20) days prior to any Proportional Adjustment, with an explanation of the nature of the Proportional Adjustment, its effect on the Purchase Price and the Purchase Multiple, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The adjustments to the Purchase Multiple or the Purchase Price pursuant to the Proportional Adjustment shall not be effective until SkyePharma and the Corporation shall deliver written instructions to the Escrow Agent.

                 d. In the event of a Proportional Adjustment in which the parties are unable to agree on the Purchase Price, the Purchase Multiple or the Additional Shares, such dispute shall be resolved by a mutually acceptable internationally recognized accounting firm (the "Accounting Firm") which must be agreed upon within ten (10) business days of the delivery of notice by the Corporation to SkyePharma. If no Accounting Firm is agreed upon during such period, the Proportional Adjustment shall become effective in accordance with the terms set forth in such notice. The parties will instruct the Accounting Firm to reach its conclusion regarding any such dispute within twenty (20) days after its appointment. The report of the Accounting Firm shall be final, conclusive and binding on the parties. The fees and expenses of such Accounting Firm shall be borne equally by each of the Corporation and SkyePharma.

         Section 3. Notices.
                    -------

         All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted, if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a U.S. address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by registered or certified mail (or any substantially similar form of mail), postage prepaid and return receipt requested. In each case notice shall be sent to:

                  If to the Corporation addressed to:

                  Astralis Ltd.
                  75 Passaic Avenue
                  Fairfield, NJ 07004
                  Attention:  Mr. Mike Ajnsztajn
                  Telecopier: +1-973-227-7169

                  With a copy to:
                  McCarter & English, LLP
                  4 Gateway Center
                  100 Mulberry Street
                  Newark, NJ 07102
                  Attn:  Jeffrey A. Baumel, Esq.
                  Telecopier: +1-973-624-7070

                  If to SkyePharma addressed to:
                  SkyePharma PLC
                  105 Piccadilly
                  London, England W1J 7NJ
                  Attention:  Company Secretary
                  Telecopier: +44-20-7491-3338

                  With a copy to:
                  Sullivan & Cromwell LLP
                  1 New Fetter Lane
                  London, England EC4A 1AN
                  Attention:  Kathryn A. Campbell, Esq.
                  Telecopier: +44-20-7959-8950

                  Changes in notice addresses may be made by a notice delivered to the Corporation pursuant to this Section 3.

         Section 4. Entire Agreement.
                    ----------------

         This Agreement constitutes the entire agreement and understanding among the parties relating to the subject matter hereof and thereof and supersede all prior proposals, negotiations, agreements and understandings relating to such subject matter.

         Section 5. Amendments; Waivers.
                    -------------------

         No term, covenant, agreement or condition of this Agreement may be amended, or compliance therewith waived (either generally or in a particular instance and either retroactively or prospectively), unless agreed to in writing by the party to be bound thereby.

         Section 6. Severability.
                    ------------

         In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegibility or unenforceability shall not affect any other provision of this Agreement.

         Section 7. Governing Law; Successors and Assigns.
                    -------------------------------------

         This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of law provisions thereof. Each party hereto agrees that it shall bring up any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in and contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Southern District of New York or, if such court is not available, the Supreme Court of the State of New York for the county of New York (the "Chosen Courts") and solely in connection with claims arising under this Agreement or the transactions contained in or contemplated by this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and agrees not to commence any action in respect of any such claim in any other court or forum, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) waives any right to a trial by jury and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 3 of the Agreement.

         This Agreement shall bind and inure to the benefit of the Corporation and SkyePharma and the respective successors, permitted assigns, heirs and legal representatives (as the case may be) of the Corporation and SkyePharma. The rights granted pursuant to this Agreement may not be assigned or otherwise conveyed by either party (by operation of law or otherwise) or by any subsequent assign of any of such rights without the written consent of the other, which consent shall not unreasonably be withheld; provided, however, that no such written consent shall be required if the transfer is to any Affiliate or partner of SkyePharma and such Affiliate or partner agrees to be bound by the terms of this Agreement.

         Section 8. Counterparts.
                    ------------

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 9. Further Assurances.
                    ------------------

         Each of the parties shall execute and deliver such further instruments and documents and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

         Section 10. Cumulative Remedies.
                     -------------------

         All rights and remedies of each party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       ASTRALIS LTD.


                                       By: /s/ MIKE AJNSZTAJN
                                           --------------------------------
                                           Name:  Mike Ajnsztajn
                                           Title: Chief Executive Officer


                                       SKYEPHARMA PLC

                                       By: /s/ DONALD NICHOLSON
                                           --------------------------------
                                           Name:  Donald Nicholson
                                           Title: Finance Officer